Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-132831, of Sunwin International Neutraceuticals, Inc. and the related prospectuses of our audit report dated July 15, 2008 (except as to Note 1 as to the effects of the restated financial statements dated September 11, 2008) with respect to the consolidated balance sheet at April 30, 2008 (restated) and the consolidated statements of operations (restated), shareholders’ equity (restated) and cash flows (restated) of Sunwin International Neutraceuticals, Inc. and its subsidiaries for the year ended April 30, 2008 appearing in the Form 10-K/A for the year ended April 30, 2008.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
September 11, 2008